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                                                                     EXHIBIT 11


                       CALCULATION OF EARNINGS PER SHARE
                          MEDAR, INC. AND SUBSIDIARIES





                                                                       Year Ended December 31
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                                                                  1996            1995         1994
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                                                                          (in thousands)
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
Per common share and common share equivalents
   Outstanding shares - beginning of period                      8,712           7,976        6,609

   Weighted average of:
       Shares issued to acquire Integral Vision, Ltd.                              654          654
       Issuance of common stock                                                                 816(A)

       Exercise of stock options                                   108              62           28
       Net effect of dilutive stock options-based on
       treasury stock method using average market
       price                                                                                    417
                                                 TOTAL           8,820           8,692        8,524
====================================================================================================

Net earnings (loss)                                            $(1,979)       $(11,583)      $3,688
====================================================================================================
Net earnings (loss) per share                                $    (.22)     $    (1.33)    $    .43
====================================================================================================


Per common share assuming full dilution:
   Outstanding shares - beginning of period                      8,712           7,976        6,609
   Weighted average of:

       Shares issued to acquire Integral Vision, Ltd.                              654          654
       Issuance of common stock                                                                 816(A)
       Exercise of stock options                                   108              62           28

       Net effect of dilutive stock options-based on
       treasury stock method using year-end market
       price if higher than average market price                                                430

-----------------------------------------------------------------------------------------------------
                                                 TOTAL           8,820           8,692        8,537
====================================================================================================
Net earnings (loss)                                            $(1,979)       $(11,583)      $3,688
====================================================================================================

Net earnings (loss) per share                                $    (.22)     $    (1.33)    $    .43
====================================================================================================


(A) Issuance of 1,300,000 shares to the public and 30,000 shares to acquire technology